Exhibit 99.1
ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES ACQUISITION OF
MORGAN SOUTHERN
Cudahy, WI — February 3, 2011 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading non-asset based transportation and logistics services provider, announced today that it acquired all of the outstanding stock of Morgan Southern, Inc. for approximately $20 million in cash. Morgan Southern is a privately-held provider of intermodal transportation and related services. With 19 terminals located throughout the United States, Morgan Southern serves the majority of the country’s key intermodal markets. Its customer base consists primarily of direct shippers, intermodal marketing companies, steamship lines and other port and rail related transportation industries. The acquisition was financed with borrowings under RRTS’ existing credit facility.
Mark DiBlasi, President and CEO of RRTS, said, “The Morgan Southern transaction is an excellent fit with our growth strategy — it provides us with a new service offering within our truckload segment and further expands our geographic profile. RRTS’ sales force will serve as an extension of Morgan Southern’s sales efforts to market its intermodal services to new and existing RRTS customers. With growth in international trade and continued improvements in rail efficiency, we believe favorable trends will continue in the intermodal sector for the foreseeable future.”
Morgan Southern will continue to operate in its current capacity under the leadership of Ben Kirkland, its head of operations since 1996. Mr. Kirkland said, “This is a very positive event for Morgan Southern and its customers. RRTS is committed to ensuring maximum customer satisfaction through continuity of Morgan Southern’s personnel and expansion of its service capabilities. We look forward to partnering with RRTS to execute a shared strategy for profitable growth.”
Peter Armbruster, CFO of RRTS, said, “During calendar year 2010, Morgan Southern generated approximately $57 million in revenues and approximately $4 million of earnings before interest, taxes, depreciation, and amortization. We expect the Morgan Southern acquisition to be accretive to our net earnings in 2011 and beyond.”

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RRTS will further discuss the acquisition of Morgan Southern during its earnings conference call to be held on Tuesday, February 8, 2011 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-831-6247 (U.S.) or 617-213-8856 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 77505464. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through February 15, 2011, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 29454873. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
RRTS is a leading non-asset based transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions and intermodal solutions, and domestic and international air. For more information, please visit: www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, the company’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, and other “Risk Factors” set forth in the company’s most recent SEC filings.
CONTACTS: Peter Armbruster,
Chief Financial Officer, 414-615-1648
Email: ir@rrts.com
Marilyn Vollrath,
Vollrath Associates 414-221-0217
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